Exhibit 10.11

CYAN, INC.

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between                          (“Executive”) and Cyan, Inc., a Delaware corporation (the “Company”), effective as of                     , 2013 (the “Effective Date”).

RECITALS

A. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control and (ii) to provide Executive with an incentive to continue Executive’s employment prior to a Change in Control and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

B. The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

C. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change in Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause. Upon any termination of employment, the Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages and other benefits due to Executive under any Company-provided plans, policies and arrangements (“Accrued Compensation”).

3. Severance Benefits.

(a) Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control. If (x) the Company terminates Executive’s employment with the Company without Cause and other than due to death or Disability, or (y) Executive resigns from his or her employment for Good Reason, and, in each case, such termination does not occur within the Change in Control Period, then subject to Section 4, Executive will receive the following:

(i) Severance Payment. Executive will receive a lump-sum payment equal to [CEO/President: twelve (12) months / Other Executives: six (6) months] of Executive’s annual base salary as in effect immediately prior to Executive’s termination date. The severance will be paid, less applicable withholdings, within ten (10) days of the date the Release becomes effective and irrevocable (subject to any delay as may be required by Section 4(c)).

(ii) Bonus Payment. Executive will receive a lump-sum payment equal to [CEO/President: one hundred percent (100%) / Other Executives: fifty percent (50%)] of the Executive’s target bonus as in effect for the Company’s fiscal year in which Executive’s termination of employment occurs. For avoidance of doubt, the amount paid to Executive pursuant to this Section 3(a)(ii) will be neither prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs nor adjusted based on the extent of the actual achievement of the performance criteria applicable with respect to such fiscal year. The bonus payment will be made, less applicable withholdings, within ten (10) days of the date the Release becomes effective and irrevocable (subject to any delay as may be required by Section 4(c)).

(iii) Continuation Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of [CEO/President: twelve (12) months / Other Executives: six (6) months] from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 3(a)(iii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to [CEO/President: twelve (12) payments / Other Executives: six (6) payments]. Any such payments that otherwise would have been paid to Executive within the sixty (60) days

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following Executive’s termination date instead will be paid on the sixty-first (61st) day following Executive’s termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Section 4(c)). For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iv) Accelerated Vesting of Equity Awards.

(1) Executive’s then-outstanding and unvested Equity Awards will become vested as to that number of shares subject thereto that would have vested had the Executive remained employed for an additional [CEO/President: twelve (12) months / Other Executives: six (6) months] following Executive’s termination of employment with the Company (the “Extended Vesting Period”). With respect to Equity Awards the vesting of which and/or the amount of the Equity Award is to be determined based on the achievement of performance criteria (“Performance Awards”), then the Equity Award will vest assuming that the applicable performance criteria had been achieved at target levels through the Extended Vesting Period. For the avoidance of doubt with respect to Performance Awards the performance measurement of which is for a fiscal period extending beyond the end of the Extended Vesting Period, the performance for such fiscal period will be deemed to have been achieved at target levels.

(2) Executive’s then-outstanding and unvested Equity Awards that do not accelerate vesting pursuant to Section 3(a)(iv)(1) above will remain outstanding and unvested for an additional period of thirty (30) days following Executive’s termination of employment with the Company (the “Pre-Change in Control Window”) (but in no event beyond each such Equity Award’s original maximum term to expiration, if applicable) during which such Equity Awards may become vested in accordance with Section 3(b)(iv) below. If a Change in Control has not occurred during the Pre-Change in Control Window, the unvested Equity Awards that did not accelerate vesting pursuant to Section 3(a)(iv)(1) above will terminate without having vested as of immediately following the Pre-Change in Control Window.

(b) Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from his or her employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Section 4, Executive will receive the following:

(i) Severance Payment. Executive will receive a lump-sum payment equal to [CEO/President: eighteen (18) months / Other Executives: twelve (12) months] of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change in Control. The severance will be paid, less applicable withholdings, within ten (10) days of the date the Release becomes effective and irrevocable (subject to any delay as may be required by Section 4(c)). For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change in Control that qualifies Executive for severance payments under Section 3(a)(i); and (y) a Change in Control occurs within the thirty (30) day period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 3(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 3(b)(i), less amounts, if any, already paid under Section 3(a)(i).

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(ii) Bonus Payment. Executive will receive a lump-sum payment equal to [CEO/President: one hundred fifty percent (150%) / Other Executives: one hundred percent (100%)] of the greater of (A) Executive’s target bonus as in effect for the Company’s fiscal year in which the Change in Control occurs or (B) Executive’s target bonus as in effect for the Company’s (or surviving company’s, as applicable) fiscal year in which Executive’s termination of employment occurs. For avoidance of doubt, the amount paid to Executive pursuant to this Section 3(b)(ii) will be neither prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs nor adjusted based on the extent of the actual achievement of the performance criteria applicable with respect to such fiscal year. The bonus payment will be paid, less applicable withholdings, within ten (10) days of the date the Release becomes effective and irrevocable (subject to any delay as may be required by Section 4(c)).

(iii) Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of [CEO/President: eighteen (18) months / Other Executives: twelve (12) months] from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 3(b)(iii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to [CEO/President: eighteen (18) payments / Other Executives: twelve (12) payments]. Any such payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date instead will be paid on the sixty-first (61st) day following Executive’s termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Section 4(c)). For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iv) Accelerated Vesting of Equity Awards. One hundred percent (100%) of Executive’s then-outstanding and unvested Equity Awards will become vested in full. If an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

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(v) Extended Post-Termination Exercise Period. Notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option agreement, Executive’s outstanding and vested stock options and/or stock appreciation rights as of the date of Executive’s termination of employment will remain exercisable until the six (6) month anniversary of such date of termination of employment; provided, however, that the post-termination exercise period for any individual stock option and/or stock appreciation right will not extend beyond its original maximum term to expiration.

(c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for (x) the Accrued Compensation and (y) those severance or other benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then subject to Section 4:

(i) Accelerated Vesting of Equity Awards. Executive’s then outstanding and unvested Equity Awards will vest as provided in Sections 3(a)(iv) or 3(b)(iv), as applicable, as if Executive’s termination were treated as a termination without Cause.

(ii) Other Benefits. Executive will not be entitled to receive any other severance or other benefits, except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3(a) or 3(b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits (other than any Accrued Compensation) pursuant to this Agreement is subject to Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b) Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 3 (other than any Accrued Compensation) will

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be subject to Executive continuing to comply with the terms of the any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments under this Agreement that would be considered Deferred Payments will be paid on the Release Deadline Date, or if later, such time as required by Section 4(c)(iii).

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

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(vi) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; and (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) reasonably agreed upon between the parties, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 5.

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6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” will mean:

(i) Executive’s repeated failure to materially perform his or her duties and responsibilities to the Company, or abide, in all material respects, with the policies of the Company after written notice from the Board or an officer of the Company describing in reasonable detail Executive’s failure to perform such duties or responsibilities or abide by such policies;

(ii) Executive’s engagement in knowing and intentional illegal conduct that was or is injurious in any material respect to the Company;

(iii) Executive’s material violation or material breach of his or her Confidential Information and Invention Assignment with the Company that is not cured within twenty (20) days of written notice thereof or is incapable of cure; or

(iv) Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair Executive’s performance of his employment duties) or committing any act of embezzlement, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company.

(v) Procedure for “Cause” Finding.

(1) Prior to a Change in Control, Executive may be terminated only for Cause if a majority of the Board then in office determines that grounds for Cause exist. In the event of such determination, the Company will provide Executive notice of the finding of Cause with reasonable specificity, and will provide Executive with a reasonable opportunity to meet with the Board to refute the finding.

(2) If Executive elects to appear before the Board to dispute the finding, the Board will meet with the Executive at a mutually agreeable time not to be unreasonably delayed. Following such meeting, the Board will reconsider its initial finding and the decision of a majority of the Board then in office will be required to confirm the determination that grounds for Cause exist.

(3) If Executive declines to appear before the Board to dispute the finding, then the initial action by the Board will constitute the determination to terminate Executive for Cause.

(4) On or following a Change in Control, the procedural requirements of this Section 6(a)(v) shall apply, except that the findings of the Board must be approved by not less than two-thirds (2/3) of the directors then in office.

The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 2 above, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

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(b) Change in Control. “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group within the meaning of Section 13(d) of the Exchange Act (“Person”), acquires ownership of the stock of the Company that, together with the stock already held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Change in Control Period. “Change in Control Period” will mean the period beginning thirty (30) days prior to, and ending twelve (12) months following, a Change in Control.

(d) Code. “Code” will mean the Internal Revenue Code of 1986, as amended.

(e) Disability. “Disability” will mean Executive’s inability to perform the essential functions of his or her job due to a Permanent and Total Disability as defined under Section 22(e)(3) of the Code.

(f) Equity Awards. “Equity Awards” will mean Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

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(g) Good Reason. “Good Reason” will mean Executive’s voluntary termination of employment with the Company within thirty (30) days following the expiration of any Company cure period (discussed below) following one or more of the following occurring without Executive’s prior written consent:

(i) a material reduction by the Company in Executive’s gross base salary, as in effect immediately prior to such reduction other than in connection with a similar reduction for all similarly-situated employees of the Company;

(ii) a material reduction by the Company in the kind or level of benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is materially diminished;

(iii) relocation of Executive’s principal place of work to a location that is more than fifty (50) miles from Executive’s principal work site for the Company immediately prior to the closing of the Change in Control;

(iv) the failure of the Company to obtain assumption of this Agreement by any successor; or

(v) [CEO/PRESIDENT/CFO/GC/SVP SALES ONLY: a material reduction of Executive’s authority or responsibilities, relative to Executive’s authority or responsibilities in effect immediately prior to such reduction, or, a change in the Executive’s reporting position such that Executive no longer reports directly to [FOR CEO: the Board of Directors][FOR OTHERS: directly to the Chief Executive Officer] of the parent corporation in a group of controlled corporations. Provided that the Company is publicly held immediately prior to a Change in Control, following a Change in Control any change in role, authority or responsibilities that results in Executive ceasing to serve as the [CEO/PRESIDENT/CFO/GC/SVP SALES] of a publicly held company shall be deemed to constitute a material change or reduction in Employee’s authority and responsibilities constituting grounds for a Good Reason termination.]

(v) [OTHER EXECUTIVES (A) prior to a Change in Control, a material reduction of Executive’s duties, authority, or responsibilities, relative to Executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; or (B) following a Change in Control, (x) the removal of Executive from the position held by Executive immediately prior to the Change in Control, provided that continued employment following the Change in Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute “Good Reason” (for example, Executive will not have been removed from his position if he or she is employed by the Company, the acquiring company or one of its affiliates and Executive has substantially the same responsibilities with respect to the business of the Company as he or she had immediately prior to the Change in Control whether Executive’s title is revised to reflect his or her placement within the overall corporate hierarchy and whether Executive provides services to a subsidiary, affiliate, business unit or otherwise), or (y) a material reduction in Executive’s responsibilities, authority or status as such (which for this purpose will include a material reduction in the resources (financial, personnel and other) allocated to the Company’s business and under Executive’s direction, including reallocation of key personnel engaged in the Company’s business to other businesses of the acquiring company).]

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Executive may not resign for Good Reason without first providing [CEO: one or more of the independent members of the Board/ OTHER EXECUTIVES: the Company’s Chief Executive Officer] with written notice within sixty (60) days of the initial existence of the condition that he believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice, during which such grounds must not have been cured.

For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(h) Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at his/her home address, in either case as the Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to general.counsel@cyaninc.com and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party

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hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

9. Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

10. Arbitration.

(a) Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act will also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive understands that nothing in this Agreement constitutes a waiver of Executive’s rights under Section 7 of the National Labor Relations Act. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/. The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, applying the standards set forth under the California Code of Civil Procedure, prior to any arbitration hearing. The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would

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have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the arbitrator will be in writing. Any arbitration under this Agreement will be conducted in San Francisco County, California.

(d) Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings,

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undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. Without limiting the foregoing, the Company and the Executive acknowledge and agree that this Agreement supersedes in its entirety any severance, change in control, vesting acceleration set forth in any offer letter, employment agreement or equity award agreement that may be in effect on or before the effective date of this Agreement. In addition, the parties hereby agree that the equity award acceleration provisions set forth in this Agreement shall supersede and take precedence over any acceleration provisions set forth in any equity award granted to the Executive at any time following the Effective Date. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in San Francisco County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first set forth above.

COMPANY	CYAN, INC.

By:

Title:

EXECUTIVE	[INSERT NAME]

(Signature)

Date:

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